Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI

PROFESSIONAL CORPORATION

August 11, 2020

Forte Biosciences, Inc.

1124 W Carson Street

MRL Building 3-320

Torrance, California

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Forte Biosciences, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 1,032,333 shares of the Company’s common stock (the “Shares”) reserved for future issuance pursuant to the Forte Biosciences, Inc. 2020 Inducement Equity Incentive Plan (the “Plan”) and the Forte Subsidiary, Inc. 2018 Equity Incentive Plan (the “Forte Subsidiary Plan”). As your legal counsel, we have examined the proceedings taken and are familiar with the actions proposed to be taken by you in connection with the issuance and sale of the Shares under the Plan and the Forte Subsidiary Plan and pursuant to the agreements related thereto.

On the basis of the foregoing, and in reliance thereon, it is our opinion that the Shares, when issued and sold in the manner referred to in the Plan and the Forte Subsidiary Plan, as applicable, and pursuant to the agreements that accompany the Plan and the Forte Subsidiary Plan, as applicable, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation